UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2009

NATIONAL INVESTMENT MANAGERS INC.
(Exact name of registrant as specified in its charter)

Florida	000-51252	59-2091510
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

485 Metro Place South, Suite 275, Dublin, Ohio 43017
(Address of principal executive offices) (zip code)

614-923-8822
 (Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York  10005
Telephone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2009, John P. Schroepfer resigned as Interim Chief Financial Officer of National Investment Managers Inc. (the “Company”).  Following Mr. Schroepfer’s resignation, the Company engaged Christopher W. Larkin as its Chief Financial Officer.  Prior to joining the Company as Vice President – Business Development in May 2009, Mr. Larkin served as   Assistant Vice President leading the implementation of a refined enterprise resource management and centralized accounting platform for Nationwide Insurance from January 2008 through April 2008.   Mr. Larkin held several other positions with Nationwide Insurance including Assistant Vice President and Controller for Nationwide Mutual Companies from February 2005 through December 2007, Assistant Vice President – Investment Accounting from July 2002 through February 2005 and Assistance Vice President Controller Alternative Distribution Channels from April 1998 through July 2002.  Prior to joining Nationwide Insurance, Mr. Larkin held various positions with Wausau Insurance and KPMG Peat Marwick where he served as an audit senior manager.  Mr. Larkin is a Certified Public Accountant and received his BSBA – Accounting from The Ohio State University in 1983.  Mr. Larkin is a member of the AICPA and The Ohio Society of CPA’s.

The Company presently has an employment agreement with Mr. Larkin pursuant to which he receives an annual salary of $175,000, an annual performance bonus of up to 25% of his base salary,  a per transaction bonus of $5,000-10,000 per successful acquisition by the Company in which he was the lead and other employee benefits  consistent with  Company policy.  The Company and Mr. Larkin are presently negotiating a new employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INVESTMENT MANAGERS INC.

Dated: February 2, 2009	By:	/s/ Steven Ross
		Name:	Steven Ross
		Title:	Chief Executive Officer